                                                                     EXHIBIT 2.2

                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS




                    SELLER:  Hewlett-Packard Company, a
                             Delaware corporation

                    BUYER:   Powerwave Technologies, Inc.,
                             a Delaware corporation

                    DATED:   August 31, 1998

                                 DEFINED TERMS
                                 -------------

Execution Date:          August 31, 1998

Seller:                  Hewlett-Packard Company,
                         a Delaware corporation

Seller's Address:        3000 Hanover Street, MS:  20BQ
                         Palo Alto,  California  94304
                         Attn:  General Counsel
                         Phone No.:  (650) 857-1501
                         Fax No.:  (650) 857-4392

Buyer:                   Powerwave Technologies, Inc.,
                         a Delaware corporation

Buyer's Address:         2026 McGaw Avenue
                         Irvine, California  92614
                         Attn:  Kevin Michaels
                         Phone No.:  (949)  757-0530
                         Fax No.:  (949)  757-6675

Seller's Counsel:        3000 Hanover Street, MS:  20BQ
                         Palo Alto,  California  94304
                         Attn:  Frank Pedraza
                         Phone No.:  (650) 857-3532
                         Fax No.:  (650) 857-4392

Buyer's Counsel:         Stradling Yocca Carlson & Rauth
                         660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660
                         Attn:  Nick E. Yocca, Esq.
                         Phone No.:  (949) 725-4040
                         Fax No.:  (949) 725-4100

Property:                That certain real property located in the City of
                         Folsom, County of Sacramento, State of California,
                         commonly known as 104 Woodmere Road, as legally
                         described on Exhibit A attached hereto, together with a
                                      ---------
                         commercial building containing approximately
                         ____________ (_____) square feet and all other improvements to such real property, and all of Seller's right, title and interest in and to all rights, privileges, easements and appurtenances benefiting such property

Purchase Price:          The amount set forth in the Purchase Price Allocation,
                         attached as Exhibit E to the Asset Purchase Agreement
                                     ---------
                         (as defined in Section 2 below)

Closing Date:            Concurrent with the "Closing" as defined in the Asset
                         Purchase Agreement

Title Company:           First American Title Insurance Company
                         2830 Glendale Lane, Suite 100
                         Sacramento, California  95825
                         Attn:  David Pratt
                         Phone No.:  (916) 920-3335
                         Fax No.:  (916) 925-1480

Escrow Holder:           First American Title Insurance Company
                         114 East Fifth Street
                         Santa Ana, California  92701
                         Attn:  Mickey Elkinton
                         Phone No.:  (714) 558-3211
                         Fax No.:  (714) 285-0329

                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS

     This Purchase and Sale Agreement and Joint Escrow Instructions ("Agreement") is made and entered into as of the Execution Date by and between Seller and Buyer.

     In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

     1.   Purchase and Sale.  Seller hereby agrees to sell the Property to
          -----------------
Buyer, and Buyer hereby agrees to purchase the Property from Seller, on the terms and conditions set forth in this Agreement.

     2.   Asset Purchase Agreement.  Concurrently with the execution of this
          ------------------------
Agreement, Seller and Buyer shall enter into an Asset Purchase Agreement (the "Asset Purchase Agreement"), pursuant to which, at the Closing (as defined below), Seller shall agree to sell to Buyer all of Seller's right, title and interest in and to the Purchased Assets described therein.

     3.   Payment of Purchase Price.  The Purchase Price for the Property shall
          -------------------------
be paid by Buyer to Seller in cash at the Closing by wire transfer of immediately available funds to an account designated by Seller.

     4.   Escrow.
          ------

          (a)  Opening of Escrow. For the purposes of this Agreement, the escrow
               -----------------
("Escrow") shall be deemed opened ("Opening of Escrow") on the date that Escrow Holder receives a copy of this Agreement fully executed by Buyer and Seller. Buyer and Seller shall use their best efforts to cause the Opening of Escrow to occur on or before three (3) business days after the Execution Date. Escrow Holder shall promptly notify Buyer and Seller in writing of the date of the Opening of Escrow. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions or other instruments reasonably required by Escrow Holder to consummate the transaction contemplated by this Agreement; provided, however, that no such instruments shall be inconsistent or in conflict with, amend or supersede any portion of this Agreement. If there is any conflict or inconsistency between the terms of such instruments and the terms of this Agreement, then the terms of this Agreement shall control.

          (b)  Closing.  For purposes of this Agreement, the "Closing" shall be
               -------
the date that the Deed (as defined below) is recorded pursuant to applicable law in the county in which the Property is located. Unless changed in writing by Buyer and Seller, the Closing shall occur on the Closing Date, subject to Sections 7 and 8 of this Agreement.

     5.   Seller's Delivery of Property Documents. Seller shall deliver to Buyer
          ---------------------------------------
within two (2) business days after the Opening of Escrow the documents and other materials relating to the Property set forth below (collectively, the "Property Documents") to the extent Seller has such items in its possession or control or can reasonably acquire or prepare them.

          (a)  Zoning Compliance; Permits.  Information regarding all applicable
               --------------------------
governmental ordinances, rules and regulations, including, but not limited to, zoning and building regulations and any and all other governmental approvals (such as building permits, building inspection approvals and certificates of occupancy) and/or authorizations relating to the Property.

          (b)  Agreements.  Copies of all architect contracts, construction
               ----------
contracts, service contracts, reciprocal easement agreements and any other contracts or agreements affecting or relating to the ownership, use, occupancy, operation, maintenance, construction or development of the Property, including, but not limited to, copies of all guaranties and warranties with respect thereto (collectively, the "Contracts").

          (c)  Tax Statements.  Copies of the bills for all real property taxes
               --------------
and assessments payable with respect to the Property, or any portion thereof, for the past two (2) years.

          (d)  Utilities. Evidence that all electricity, water, gas, sewer and
               ---------
other utilities required by Buyer are available to the Property including, but not limited to, copies of any utility will serve letters.

          (e)  Reports, Studies, Plans and Specifications. Soils, environmental,
               ------------------------------------------
engineering and building reports, studies and data relating to the Property or any portion thereof and any and all architectural studies and plans and specifications, topographical maps, ALTA surveys, grading plans, and similar data relating to the Property.

          (f)  Maps.  Any and all tentative and/or final maps and any other
               ----
governmentally approved or processed documents relative to the subdivision of the Property.

          (g)  Authority Documents.  Evidence acceptable to Buyer and the Title
               -------------------
Company indicating that Seller, and each individual or entity comprising Seller, has complete power and authority to enter into this Agreement and to convey the Property to Buyer.

          (h)  Flood and Other Natural Disaster Information. A copy of the Flood
               --------------------------------------------
Zone Map prepared by the Federal Emergency Management Agency and any other publication or information relating to natural hazards or disasters that could impact the Property.

          (i)  Miscellaneous.  Such other documents or other materials in
               -------------
Seller's possession or control relating to the Property that Buyer may reasonably request.

     6.   Right of Entry.  From and after the Opening of Escrow through the
          --------------
earlier to occur of the termination of this Agreement or the Closing, Buyer and Buyer's agents, consultants, contractors and subcontractors shall have the right to enter upon the Property to conduct or make any and all inspections and tests as Buyer deems necessary or desirable. Buyer hereby indemnifies and holds the Property, Seller, and Seller's shareholders, partners, members, officers, directors, managers, employees, agents and contractors free and harmless from and against any and all direct claims, costs, losses, damages or expenses arising out of or resulting from such entry by Buyer or its agents, consultants, contractors or subcontractors; provided, however, that such indemnity shall not include consequential damages (including, but not limited to, lost profits or the loss of value due to the discovery of environmental contamination or any other matters). Buyer shall keep the Property free and clear of any mechanics' liens or materialmen's liens arising out of Buyer's right of entry and the activities contemplated in this Section.

     7.   Buyer's Conditions Precedent and Termination Right.
          --------------------------------------------------

          (a)  Conditions Precedent.  The obligation of the Buyer to consummate
               --------------------
the purchase of the Property from Seller shall be subject to the fulfillment, or the waiver by the Buyer, at or prior to the Closing, of each of the following conditions precedent (collectively, "Buyer's Contingencies"):

               (i)    Title Review.  Within five (5) business days of the date
                      ------------
hereof, Buyer shall, with Seller's full cooperation, cause the Title Company to deliver to Buyer a preliminary title report (the "Report") describing the title to the Property, together with legible copies of the exceptions (the "Exceptions") set forth in the Report and a color coded plot of all easements referenced as Exceptions in the Report (the "Easement Plot"). On or before the Closing Date, Buyer shall have approved in writing, in Buyer's sole and absolute discretion, any matters of title disclosed by the following (collectively, the "Title Documents"): (i) the Report; (ii) the Exceptions; (iii) the Easement Plot, (iv) the legal description of the Property; and (v) an ALTA survey in a form acceptable to Buyer. Buyer shall be responsible, at its sole expense, for obtaining such ALTA survey. Buyer shall have the same rights to approve, disapprove or conditionally approve any exceptions to title that are not created by Buyer and that come into existence after issuance of the Report but prior to Closing. Seller shall, on or before the Closing, remove all deeds of trust, mortgages, mechanics liens, delinquent taxes and all other monetary liens (other than the lien for real property taxes or assessments not yet due or payable).

               (ii)   Title Policy.  On or before the Closing, the Title Company
                      ------------
shall, upon payment of the Title Company's regularly scheduled premium, have agreed to issue to Buyer, an ALTA extended coverage owner's policy of title insurance ("Buyer's Title Policy") in the amount of the Purchase Price showing fee title to the Property vested solely in Buyer and subject only to the (i) the standard, preprinted exceptions to Buyer's Title Policy (but not including any arbitration, co-insurance, creditors' rights or regional exceptions); (ii) a lien (or liens) to secure payment of real property taxes or assessments not yet due or payable; (iii) matters affecting the Property created by or with the written consent of Buyer; and (iv) those matters specifically approved in writing by Buyer. Buyer shall have sole responsibility for obtaining, and bearing the cost of, any survey required by the Title Company for such extended coverage.

               (iii)  Physical Inspections and Studies.  On or before the
                      --------------------------------
Contingency Date, Buyer shall have approved in writing, in Buyer's sole and absolute discretion, the results of any inspections, investigations, tests and studies Buyer elects to make or obtain, including, but not limited to, investigations with regard to zoning, building codes and other governmental regulations; architectural inspections and engineering tests; soils, seismic and geologic reports; environmental audits, inspections and studies (including Phase I and Phase II testing); and any other physical inspections and/or investigations as Buyer may elect to make or obtain.

               (iv)   Absence of Material Litigation.  There shall be (i) no
                      ------------------------------
pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or the Buyer, that seeks to enjoin the consummation of the transaction contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Property hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and (iii) no pending or overtly threatened litigation, which has had or is expected to have a Material Adverse Effect on the Property (as hereinafter defined).

               (v)    Property Documents.  On or before the Contingency Date,
                      ------------------
Buyer shall have approved in writing, in Buyer's sole and absolute discretion, the terms, conditions and status of all of the Property Documents.

               (vi)   Asset Purchase Agreement.  All of the conditions precedent
                      ------------------------
to the obligations of the Buyer under the Asset Purchase Agreement, as set forth in the Asset Purchase Agreement, shall have been fulfilled.

               (vii)  Concurrent Closing. The "Closing" under the Asset Purchase
                      ------------------
Agreement shall occur concurrently with the Closing under this Agreement.

               (viii) No Changes.  As of the Closing, the physical condition of
                      ----------
the Property shall be substantially the same as the condition existing as of the Execution Date.

               (ix)   Representations and Warranties.  All representations and
                      ------------------------------
warranties of Seller contained in this Agreement shall be materially true and correct as of the date made and as of the Closing with the same effect as if those representations and warranties were made at and as of the Closing.

               (x)    Performance of Obligations.  Seller shall have performed
                      --------------------------
and complied, in all material respects, with all of the covenants required by this Agreement to have been performed prior to the Closing.

          (b)  Termination Right.  Should any of Buyer's Contingencies not be
               -----------------
met, Buyer may, by written notice to Seller ("Termination Notice"), terminate this Agreement. In the event that this Agreement is so terminated, any escrow, title or other cancellation fees shall be split equally between Buyer and Seller unless Seller is in default hereunder, in which case Seller shall pay all such fees.

          (c)  Seller's Cure Right.  Buyer shall notify Seller, in the
               -------------------
Termination Notice of Buyer's disapproval or conditional approval of any Title Documents. Seller shall then have the right, but not the obligation, to (i) remove from title any disapproved or conditionally approved Exception(s) (or cure such other title matters that are the basis of Buyer's disapproval or conditional approval of the Title Documents) within five (5) business days after Seller's receipt of the Termination Notice, or (ii) provide assurances satisfactory to Buyer that such Exception(s) will be removed (or other matters cured) on or before the Closing. If Seller cannot or does not elect to remove any of the disapproved Exception(s) (or cure other matters) within that period, Buyer shall have three (3) business days after the expiration of such five (5) business day period to give Seller written notice that Buyer elects to proceed with the purchase of the Property subject to the disapproved Title Document(s). If Buyer does not give such notice within the three (3) business day period, this Agreement shall be deemed terminated.

     8.   Seller's Conditions Precedent and Termination Right.
          ---------------------------------------------------

          (a)  Conditions Precedent.  The obligation of Seller to consummate the
               --------------------
sale of the Property to Buyer shall be subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent ("Seller's Contingencies"):

               (i)   Representations and Warranties.  All representations and
                     ------------------------------
warranties of Buyer contained in this Agreement shall be materially true and correct as of the date made and as of the Closing with the same effect as if those representations and warranties were made at and as of the Closing.

               (ii)  Performance of Obligations.  Buyer shall have performed and
                     --------------------------
complied, in all material respects, with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing.

               (iii) Concurrent Closing.  The "Closing" under the Asset Purchase
                     ------------------
Agreement shall occur concurrently with the Closing under this Agreement.

               (iv)  Absence of Material Litigation.  There shall be (i) no
                     ------------------------------
pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or the Buyer that seeks to enjoin the consummation of the transaction contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Property hereunder or any proceedings pending which are reasonably likely to result in the issuance of such an order; and (iii) no other pending or overtly threatened litigation, which has had or is expected to materially and adversely affect the ability of the parties to consummate the transaction contemplated hereby.

          (b)  Termination Right.  Should any of Seller's Contingencies not be
               -----------------
met, Seller may, by written notice to Buyer, terminate this Agreement. If this Agreement is so terminated, then any escrow, title or other cancellation fees shall be split equally between Buyer and Seller unless Buyer is in default hereunder, in which case Buyer shall pay all such fees.

     9.   Seller's Covenants During Escrow.  Effective as of the Execution Date,
          --------------------------------
Seller hereby covenants with Buyer as follows:

          (a)  Maintain Insurance. Up to and including the Closing, Seller shall
               ------------------
maintain, at its sole cost and expense, all insurance maintained by Seller with respect to the Property as of the Execution Date.

          (b)  Maintenance of Property.  Up to and including the Closing, Seller
               -----------------------
shall maintain, at its sole cost and expense, the Property in good condition and repair and consistent with past practices.

          (c)  No Material Alterations.  Seller shall make no material
               -----------------------
alterations, additions or improvements to the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

     10.  Seller's Deliveries to Escrow Holder.
          ------------------------------------

          (a)  Seller's Delivered Documents. At least one (1) business day prior
               ----------------------------
to the Closing Date, Seller shall deposit or cause to be deposited with Escrow Holder the following items, duly executed and, where appropriate, acknowledged ("Seller's Delivered Items"):

               (i)   Deed. The Grant Deed in the form attached hereto as Exhibit
                     ----                                                -------
B (the "Deed").
-
               (ii)  FIRPTA.  Seller's Certification of Non-Foreign Status in
                     ------
the form attached hereto as Exhibit C (the "FIRPTA Certificate").
                            ---------

               (iii) General Assignment.  Four (4) original counterparts of the
                     ------------------
General Assignment in the form attached hereto as Exhibit D (the "General
                                                  ---------
Assignment").

               (iv)  Authority.  Such proof of Seller's authority and
                     ---------
authorization to enter into this Agreement, on the part of each individual or entity comprising Seller, and to consummate the transaction contemplated hereby as may be reasonably requested by Buyer or the Title Company.

               (v)   Further Documents or Items.  Any other documents or items
                     --------------------------
reasonably required to close the transaction contemplated by this Agreement.

          (b)  Failure to Deliver. Should any of Seller's Delivered Items not be
               ------------------
timely delivered to Escrow, Buyer may, by written notice to Seller, terminate this Agreement; provided, however, that Buyer may (but shall not be obligated to) in such notice provide Seller with three (3) business days to deliver all of Seller's Delivered Items. If Buyer's notice provides Seller such three (3) business days to deliver Seller's Delivered Items, and if Seller's Delivered Items are not delivered within such period, then this Agreement shall automatically terminate without further action or notice, and Buyer shall be entitled to pursue all rights and remedies against Seller available to Buyer.
If this Agreement is so terminated, then any escrow, title or other cancellation fees shall be paid by Seller.

     11.  Buyer's Deliveries to Escrow.
          ----------------------------

          (a)  Buyer's Delivered Items.  At least one (1) business day prior to
               -----------------------
the Closing Date, Buyer shall deposit or cause to be deposited with Escrow Holder the following ("Buyer's Delivered Items"):

               (i)   Funds.  The Purchase Price, by wire transfer of immediately
                     -----
available funds to an account designated by Seller, plus or minus Buyer's share of closing costs and charges and Buyer's share of prorations set forth on the Proration and Expense Schedule (as defined below).

               (ii)  General Assignment.  Four (4) original counterparts of the
                     ------------------
General Assignment duly executed by Buyer.

               (iii) Further Documents or Items.  Any other documents or items
                     --------------------------
reasonably required to close the transaction contemplated by this Agreement.

          (b)  Failure to Deliver.  Should any of Buyer's Delivered Items not be
               ------------------
timely delivered to Escrow, Seller may, by written notice to Buyer, terminate this Agreement; provided, however, that Seller may (but shall not be obligated to) in such notice provide Buyer with three (3) business days to deliver all of Buyer's Delivered Items. If Seller's notice provides Buyer such three (3) business days to deliver Buyer's Delivered Items, and if Buyer's Delivered Items are not delivered within such period, then this Agreement shall automatically terminate without further action or notice. If this Agreement is so terminated, then any escrow, title or other cancellation fees shall be paid by Buyer.

     12.  Costs and Expenses.
          ------------------

          (a)  Seller's Costs. If the transaction contemplated by this Agreement
               --------------
is consummated, then Seller shall bear the following costs and expenses: (i) one-half (1/2) of Escrow Holder's fee; (ii) Seller's share of prorations; (iii) the portion of the cost of Buyer's Title Policy equal to the cost of a CLTA owner's title policy; (iv) one-half (1/2) of all document recording fees; and
(v) documentary transfer taxes and fees (collectively, "Seller's Costs").

          (b)  Buyer's Costs.  If the transaction contemplated by this Agreement
               -------------
is consummated, then Buyer shall bear the following costs and expenses: (i) any additional cost for an ALTA extended coverage owner's title policy (including the cost of any survey necessary to obtain such extended coverage) and any title endorsements required by Buyer; (ii) one-half (1/2) of all document recording fees; (iii) one-half (1/2) of Escrow Holder's fee; and (iv) Buyer's share of prorations (collectively, "Buyer's Costs").

          (c)  Generally.  Buyer and Seller shall pay, respectively, Escrow
               ---------
Holder's customary charges to buyers and sellers for document drafting, recording and miscellaneous charges. If, through no fault of either Buyer or Seller, Escrow fails to close, Buyer and Seller shall share equally all of Escrow Holder's fees and charges; however, if the transaction fails to close as the result of the default of either party, then such defaulting party shall bear all Escrow Holder's fees and expenses. Each party shall bear the costs of its own attorneys and consultants in connection with the negotiation and preparation of this Agreement and the consummation of the transaction contemplated hereby. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice of the county in which the Property is located. The items provided in this Section are hereinafter referred to as "General Expenses".

     13.  Prorations.  All revenues (if any) and expenses relating to the
          ----------
Property, currently received by or incurred by Seller (including, but not limited to, property taxes and insurance), shall be prorated as of the Closing. Not less than seven (7) business days prior to the Closing, Seller shall deliver to Buyer a tentative schedule of prorations ("Proration and Expense Schedule") for Buyer's approval. If any prorations made under this Section shall require final adjustment after the Closing, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same. Any corrected or adjustment proration shall be paid promptly in cash to the party entitled thereto.

     14.  Closing Procedure.  When the Title Company is ready to issue the Title
          -----------------
Policy and all required documents and funds have been deposited with Escrow Holder, and the parties are prepared to close under the Asset Purchase Agreement, Escrow Holder shall immediately close Escrow in the manner and order provided below.

          (a)  Recording.  Escrow Holder shall cause the Deed, and any other
               ---------
documents that the parties hereto may mutually direct, to be recorded pursuant to applicable law in the county in which the Property is located and obtain conformed copies thereof for distribution to Buyer and Seller. Escrow Holder shall prepare and submit to the recorder's office a separate documentary transfer tax statement showing the amount of documentary transfer tax due, which statement and the information contained therein shall not be made a matter of public record.

          (b)  Disburse Funds.  Escrow Holder shall debit or credit (as provided
               --------------
herein) all Buyer's Costs, Seller's Costs and General Expenses; prorate all matters based upon the agreed upon Proration and Expense Schedule; disburse the Purchase Price to Seller promptly upon the Closing; and disburse the remaining funds, if any, to Buyer.

          (c)  Documents to Seller.  Escrow Holder shall disburse to Seller two
               -------------------
(2) original, fully executed General Assignments, each other document (or copies thereof) deposited into Escrow by Buyer pursuant hereto, and a conformed copy of the Deed.

          (d)  Documents to Buyer.  Escrow Holder shall deliver to Buyer the
               ------------------
original FIRPTA Certificate executed by Seller, two (2) original, fully executed General Assignments, each other document (or copies thereof) deposited into Escrow by Seller pursuant hereto, and a conformed copy of the Deed.

          (e)  Title Company.  Escrow Holder shall cause the Title Company to
               -------------
issue the Buyer's Title Policy to Buyer.

          (f)  Closing Statement.  Escrow Holder shall forward to both Buyer and
               -----------------
Seller a separate accounting of all funds received and disbursed for each party.

          (g)  Informational Reports.  Escrow Holder shall file any information
               ---------------------
reports required by Internal Revenue Code Section 6045(e), as amended.

     15.  Representations and Warranties.
          ------------------------------

          (a)  Seller's Representations and Warranties.  In consideration of
               ---------------------------------------
Buyer entering into this Agreement and as an inducement to Buyer to purchase the Property, Seller makes the following representations and warranties as of the Execution Date and at and as of the Closing, each of which is material and is being relied upon by Buyer (and the truth and accuracy of which shall constitute a condition precedent to Buyer's obligations hereunder). When used in this Agreement, the phrases "Material Adverse Effect on Seller" and "Material Adverse Effect on the Property" shall both mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to materially and adversely affect the Property or the ability of Seller to consummate the transaction which it is required to consummate hereunder; and the phrase "Material Adverse Effect on Buyer" shall mean a circumstance, state of facts, event, consequence or result that materially and adversely affects, or could reasonably be expected to materially and adversely affect the financial condition or operating results of Buyer, or the ability of Buyer to consummate the transactions it is required to consummate hereunder.

               (i)    Compliance with Laws; Licenses and Permits.
                      ------------------------------------------

                      (A) Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a Material Adverse Effect on the Property. No unresolved (i) charges of violations of laws or regulations relating to the Property have been made or threatened, (ii) proceedings or investigations relating to the Property are pending or to Seller's Knowledge (as defined below), have been threatened, and
(iii) citations or notices of deficiency have been issued or have been threatened, against Seller relating to or arising out of the Property by any governmental authorities, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, on the Property; and, to Seller's Knowledge, there are no facts or circumstances upon which any such charges, proceedings, investigations, or citations or deficiency notices, reasonably may be instituted, issued or brought hereafter.

                      (B)  Schedule 1 attached hereto contains a true, correct
                           ----------
and complete list of all governmental licenses, permits, authorizations, franchises, or certificates or rights (contractual or other) relating to the Property, that are held by Seller (collectively, "Licenses and Permits"). All of the Licenses and Permits are in full force and effect at the date hereof. There is no other license, permit, authorization, franchise, certificate or right to operate, the absence of which has had, or could reasonably be expected to have, a Material Adverse Effect on the Property. The Property is in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits. Seller has not received any notice, and to Seller's Knowledge there is no reason to believe, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits or that there are valid grounds for any such cancellation, termination or modification. Seller has delivered or made available to Buyer a true, correct and complete copies of the most recent safety inspection and quality assurance reports prepared by any employees or consultants of Seller or by any governmental authorities relating to the Property.

                      (C) As used in this Agreement, "Seller's Knowledge" shall mean (x) as of the date hereof, only the actual knowledge of the following employees of Seller or the knowledge such employees would reasonably be expected to have: Dave Allen, Ross Wooley and Steve Cooper; and (y) as of the Closing Date, only the actual knowledge of the following employees of Seller or the knowledge such employees would reasonably be expected to have: Dave Allen, Ross Wooley, Steve Cooper, Caroline Husted, Don Whitelaw, Ed Rogers, Ulrich Lippuner, Rich Silvers and Melanie Daniels.

               (ii)   No Broker.  Seller has not retained or used the services
                      ---------
of an agent, finder, or broker in connection with the transaction contemplated by this Agreement.

               (iii)  Property Documents.  All of the copies of the Property
                      ------------------
Documents delivered to Buyer are true and complete copies of their respective originals and are true, accurate and correct in all material respects.

               (iv)   Litigation.  There is no action, suit, proceeding or
                      ----------
investigation, or any counter or cross-claim in an action brought by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of

Seller, threatened, against Seller, which (i) could reasonably be expected to affect adversely Seller's ability to perform its obligations under this Agreement or complete the transaction contemplated hereby, or (ii) involves the possibility of any judgment or liability, or which may become a claim, against Buyer or the Property. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller or the Property that affects, involves, or relates to the Property.

               (v)    Property Matters.  To Seller's Knowledge, there is not now
                      ----------------
pending or threatened any proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a Material Adverse Effect on the value of the Property or use thereof. There is no pending or, to Seller's Knowledge, threatened condemnation, eminent domain, or similar proceeding affecting the Property or any portion thereof.

               (vi)   No Defaults.  There are no defaults under any of the
                      -----------
Property Documents or Title Documents, nor has any event occurred that with notice or the passage of time, or both, would constitute a default thereunder.

               (vii)  Other Agreements.  To Seller's Knowledge, there are no
                      ----------------
other contracts, leases, licenses, commitments, understandings or other agreements affecting or relating to the Property (including but not limited to any option or other right to lease or acquire the Property), in which Seller is a party, other than those that have been disclosed to Buyer in writing.

               (viii) Representations and Warranties of Seller.  The
                      ----------------------------------------
representations and warranties of Seller contained herein do not contain any statement of a material fact that was untrue when made or omits any information necessary to make any such statement contained therein, in light of the circumstances under which such statement was made, not misleading. Seller has not made any representations or warranties to Buyer with respect to the federal, state or local income or other tax consequences to Buyer of the consummation by it of the transaction contemplated hereby.

          (b)  Subsequent Changes to Seller's Representations and Warranties.
               -------------------------------------------------------------
If, subsequent to the Execution Date and on or before the Closing, Seller obtains knowledge that any of the foregoing representations or warranties have become incorrect in any respect, Seller shall promptly notify Buyer in writing of the occurrence of such event. Buyer shall have the right to approve or disapprove any such change and to terminate this Agreement by written notice to Seller if Buyer disapproves any such change. If, following the disclosure of such change, Buyer terminates this Agreement, the Escrow shall automatically terminate, and Seller shall promptly reimburse Buyer for all out-of-pocket costs incurred by Buyer in connection with the preparation, negotiation and due diligence for this Agreement and the Asset Purchase Agreement. Upon any such change, regardless of whether this Agreement is terminated, Buyer shall retain all rights and remedies available against Seller for such change.

          (c)  Seller's Indemnity for Breach of Representations and Warranties.
               ---------------------------------------------------------------
Subject to the provisions of Section 16, Seller hereby agrees that it will indemnify, hold harmless and defend Buyer and each of its directors, officers, stockholders, employees and agents and the respective successors and assigns of Buyer and such other persons (all of the foregoing, collectively, the "Indemnified Parties" or, individually, an "Indemnified Party"), from and against any and all Buyer Liabilities (as hereinafter defined) that arise from or are in connection with any facts, circumstances or events, the existence or happening of which constitutes a breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement or other documents contemplated hereby.

          "Buyer Liabilities," as used in this Agreement, shall mean: (x) demands, claims, actions, suits, and any other legal or investigative proceedings brought against any or all of the Indemnified Parties, and any judgments rendered therein or settlements thereof, and (y) all liabilities, damages, losses, Taxes (as defined in the Asset Purchase Agreement, costs and expenses, including, without limitation, credits, refunds or exchanges, and reasonable attorneys' fees, incurred by any of the Indemnified Parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

          (d) "AS-IS" Purchase.  Buyer is familiar with the Property, including,
              ----------------
but not limited to, the physical condition of the Property and the condition of title for the Property. Buyer has conducted all studies, investigations and reviews of the Property's physical condition, soil, environmental condition and all other aspects of the Property as the Buyer has seen to fit to study, investigate and review. Except as expressly set forth in this Section, Seller makes no representations or warranties, written or oral, of any kind or nature with respect to the Property. Buyer hereby purchases the Property in an "AS-
                                                                          --
IS", "WHERE-IS", and "WITH-ALL-FAULTS" condition.
--    --------        ---------------

     16.  Survival of Representations and Warranties and Covenants.  All of the
          --------------------------------------------------------
representations and warranties of Seller set forth in this Agreement, except as provided in Section 17 below, shall survive the consummation of the transaction contemplated hereby for a period of one (1) year from the Closing Date. The covenants of any party hereto that cannot be or are not fully performed by such party on or prior to the Closing Date shall survive the Closing until fully and finally performed.

     17.  Environmental Matters.
          ---------------------

          (a) Environmental Compliance.  The use and ownership of the Property
              ------------------------
is in compliance in all material respects with all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources of the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Property (collectively, the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or, to Seller's Knowledge, is threatened against Seller in connection with the Property, and to Seller's Knowledge, is there any factual basis for the giving of any such notice. No underground or above-ground storage tanks or surface impoundments are located on the Property, except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, and, except in compliance with any applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use, treatment, storage, transfer, disposal, or release in, at, under, from, to or into, or on the Property of toxic or hazardous substances during the occupancy thereof by Seller or, to Seller's Knowledge, prior to such occupancy. Seller has not received any notice or claim to the effect that Seller is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Property, and, to Seller's Knowledge, none of the operations of the Seller is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at the Property. Seller has not, in connection with the conduct or operation of the Property, disposed, or had disposed of on its behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility. For purposes of this Section, "toxic" or "hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, or ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. (S) 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and
(iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any waste associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

          (b) Seller's Environmental Indemnification.  Seller agrees to
              --------------------------------------
indemnify, protect, hold harmless, and defend Buyer, its shareholders, directors, officers, employees, agents and any successors to Buyer's interest in the chain of title to the Property (including such successors' shareholders, directors, officers, employees, and agents), from and against any and all claims, liabilities, penalties, damages, forfeitures, losses, expenses and costs (including, but not limited to, investigation, monitoring, remediation, removal, clean-up, abatement, response and attorneys' fees and costs) arising out of or relating to (i) any facts, circumstances or events, the existense or happening of which constitutes a breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement, or (ii) the release or threatened release to soil or ground water of hazardous substances by any person in, at, under, from, to or into, or on the Property before the Closing Date. Seller's environmental indemnity set forth in this Section shall survive the consummation of the transaction contemplated hereby for a period of four (4) years from the Closing Date. Notwithstanding anything to the contrary stated in this Agreement, the parties hereby agree that Seller's liability in connection with any violation(s) of this Section shall be limited to a maximum aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00).

          (c) Buyer's Environmental Indemnification.  Buyer agrees to indemnify,
              -------------------------------------
protect, hold harmless, and defend Seller, its shareholders, directors, officers, employees and agents, from and against any and all claims, liabilities, penalties forfeitures, losses, expenses or costs (including, but not limited to, investigation, monitoring, remediation, removal, clean-up, abatement, response and attorney's fees and costs) arising out of or relating to any release or threatened release to soil or ground water of hazardous substances by Buyer on the Property after the Closing Date. Buyer's environmental indemnity set forth in this Section shall survive the consummation of the transaction contemplated hereby for a period of four (4) years from the Closing Date. Notwithstanding anything to the contrary stated in this Agreement, the parties hereby agree that Buyer's liability in connection with any violation(s) of this Section shall be limited to a maximum aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00).

     18.  Dispute Resolution Provision.
          ----------------------------

          (a) Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 17(a), which shall be the sole and exclusive procedures for the resolution of any such disputes.

               (i) For any dispute or claim arising out of or relating to this Agreement, or breach hereof, the parties, prior to filing any claims in a court of law or to seeking binding arbitration, shall in good faith first negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have authorization to resolve any such dispute or claim. In the event the parties cannot negotiate a written resolution to such dispute or claim during this fifteen-day negotiation period, and prior to filing any claims in a court of law or to binding arbitration, the parties shall then submit such dispute or claim to non-binding mediation with JAMS/ENDISPUTE or its successor. The mediation may be initiated by the written request of either party to the other party, shall commence within fifteen (15) days of the receipt of such notice and shall be conducted in Orange County, California accordance with such mediation procedures established by JAMS/ENDISPUTE or its successor, unless otherwise agreed by the parties. The mediation shall not exceed a period of thirty (30) days.

               (ii) In the event the parties do not resolve such dispute or claim as a result of such mediation or in the event such dispute or claim is not resolved within ninety (90) days of the commencement of the mediation, either party may seek to resolve the dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Notwithstanding the foregoing, either party at any time may apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm.

     19.  General Provisions.
          ------------------

          (a) Condemnation.  If any portion of the Property shall be taken or
              ------------
appropriated by a public or quasi public authority exercising the power of eminent domain, Buyer shall have the right, at its option, to (i) terminate this Agreement or (ii) proceed with the purchase of the Property and receive all of the award or payment made in connection with such taking.

          (b) Notices.  All notices, requests, demands or other communications
              -------
hereunder shall be in writing and shall be deemed to have been duly given, (i) on the date of delivery if delivered in person; (ii) on the second business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission and a true and correct copy thereof is sent by first class mail to the party to which the fax was sent within one (1) business day thereafter; or (iii) on the third business day following the deposit thereof in the United States Mails, provided it is mailed by certified mail, return-receipt requested and postage prepaid and properly addressed, as set forth herein. Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified herein.

          (c) Brokers.  Each party hereto hereby represents and warrants to the
              -------
other that it has dealt with no broker or finder in connection with this transaction other than as set forth in the Asset Purchase Agreement. Each party hereto agrees to indemnify, defend and hold harmless the other party from and against any and all losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) of any kind of character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. The foregoing indemnity shall survive the Closing or the termination of this Agreement and shall not be limited by any provision of this Agreement.

          (d) Termination.  This Agreement may be terminated and the
              -----------
transactions herein contemplated may be abandoned for the reasons, and in the manner, set forth in the Asset Purchase Agreement.

          (e) Assignment.  Neither Seller nor Buyer may assign this Agreement,
              ----------
or assign its rights or delegate its duties hereunder, without the prior written consent of the other party hereto.

          (f) Confidentiality.  This Agreement shall be subject to the
              ---------------
Confidentiality provisions that are set forth in the Asset Purchase Agreement.

          (g) Severability.  Any provision of this Agreement which is illegal,
              ------------
invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          (h) Counterparts.  This Agreement may be executed in multiple
              ------------
counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

          (i) No Obligations to Third Parties.  Except as otherwise expressly
              -------------------------------
provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties to this Agreement to, any person or entity other than the parties hereto.

          (j) Exhibits and Schedules.  The exhibits and schedules attached
              ----------------------
hereto are incorporated herein by this reference for all purposes.

          (k) Interpretation; Headings.  This Agreement is the result of arms'-
              ------------------------
length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

          (l) Waiver.  No waiver by one party of the other party's obligations,
              ------
or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

          (m) Governing Law.  This Agreement is deemed to have been made in the
              -------------
State of California and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state.

          (n) Entire Agreement; Amendment.  This Agreement, and the Exhibits and
              ---------------------------
Schedules hereto, and each additional agreement and document to be executed and delivered pursuant hereto, constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

          (o) Successors and Assigns.  This Agreement shall be binding upon and
              ----------------------
shall inure to the benefit of the permitted successors and assigns of the parties hereto.

          (p) Possession.  Possession of the Property shall be delivered to
              ----------
Buyer on the Closing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of
     ------------------
the day and year first written above.

                             "Seller"

                             Hewlett-Packard Company,
                             a Delaware corporation


                             By:   /s/ MARIANNE CALI
                                  ---------------------------------------
                             Its:  Group Business Development Manager
                                  ---------------------------------------

                             By:   /s/ CHARLES CHARNAS
                                  ---------------------------------------
                             Its:  Corporate Counsel
                                  ---------------------------------------


                             "Buyer"

                             Powerwave Technologies, Inc.,
                             a Delaware corporation

                             By:   /s/ KEVIN MICHAELS
                                  ---------------------------------------
                             Its:  Vice President, Finance and Chief
                                  ---------------------------------------
                                   Financial Officer
                                  ---------------------------------------

                             By:   /s/ BRUCE EDWARDS
                                  ---------------------------------------
                             Its:  President and Chief Executive Officer
                                  ---------------------------------------

Acceptance by Escrow Holder:

     First American Title Insurance Company, a California corporation, hereby acknowledges that it has received a fully executed copy of the foregoing Purchase and Sale Agreement and Joint Escrow Instructions by and between Hewlett-Packard Company, a Delaware corporation, as Seller, and Powerwave Technologies, Inc., a Delaware corporation, as Buyer, and agrees to act as Escrow Holder thereunder and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Holder.

Dated:  _____________, 1998


                                          First American Title Company



                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Its:
                                              ----------------------------------